Exhibit 10.16

Electric Service Agreement

The parties (“Parties”) to this Electric Service Agreement (“Agreement”) are Southwestern Public Service Company, d/b/a Xcel Energy, a New Mexico corporation authorized to transact business in Texas and New Mexico, (“SPS”) and Your Choice B Inc (“Customer”), whose mailing address 16552 Highway 152-Wheeler, Tx 79096. This Agreement relates to the sale by SPS of electric energy to Customer at 35.443044, -100.138248. (“Point of Service”).

Section 1. Agreement. SPS agrees to sell and deliver to Customer, and Customer agrees to purchase and take from SPS, all electric energy requirements for Customer’s operations at the Point of Service, according to the terms and conditions of this Agreement.

Section 2. Term. The term (“Term”) of this Agreement shall begin on the earlier of (i) the date on which Customer first receives electric energy under this Agreement or (ii) the January 2026 meter reading date and shall continue for a period of one (1) year(s). Upon the expiration of the Term, this Agreement shall be automatically extended from year to year unless terminated pursuant to Section 3 (“Extended Term”).

Section 3. Termination. Either Party may terminate this Agreement at the end of the Term by delivering to the other Party written notice of termination not less than six (6) months prior to the end of the Term, or at any time during any Extended Term by delivering to the other Party written notice of termination six (6) months prior to the intended date of termination.

Section 4. Warranties and Representations of Customer. Customer warrants and represents to SPS that: (a) Customer will not connect any electrical generating equipment to SPS’s system; (b) Customer will use all electricity delivered pursuant to this Agreement for Customer’s sole consumption; (c) Customer will not increase its load above that provided in Section 5 without the prior written approval of SPS; (d) Customer will provide and maintain protective equipment compatible with SPS’s protective equipment; (e) Customer will provide and maintain protective equipment to protect Customer’s equipment from damage which could be caused by low or unbalanced voltage; (f) Customer will limit motor sizes and motor starting conditions to a level agreed upon by Customer and SPS; and (g) Customer will install and maintain its wiring and electrical equipment in accordance with specifications at least equal to those prescribed by the current or applicable National Electric Code, and will operate its electrical equipment in a manner that will not interfere with SPS’s service to its other customers.

Customers receiving electric service pursuant to the SPS Tariff shall participate in the North American Electric Reliability Corporation (“NERC”) Under Frequency Load Shedding (“UFLS”) compliance program, as set forth in NERC Standard PRC-006, and as such standard may be amended, modified, or superseded from time to time. The Customer acknowledges and agrees that electric service provided under this Agreement is subject to UFLS requirements. The Parties further agree that UFLS testing of NSP’s interrupting equipment shall be conducted upon initial commissioning and thereafter in accordance with NERC Standard PRC-005 requirements, at such dates and times as may be mutually agreed upon by the Parties

Section 5. Service. SPS agrees to provide, maintain, and operate sufficient facilities to serve Customer’s load at the Point of Service with an approximate capacity of 20,000kVA (“Capacity”). The electric service provided by SPS will be three (3) phase, sixty (60) cycle electric energy at approximately 13,200 Volts and metered at approximately 13,200 Volts. The Capacity designation herein represents the approximate maximum electric load expectations of the Parties but does not represent Customer’s reservation of capacity on SPS’s integrated system and the Customer is not obligated to minimum energy usage billing. Minimum energy usage obligations may be created in Section 14.

Section 6. Meters and Meter Reading. The electric energy to be delivered under this Agreement shall be measured by a meter or meters (“Meter”) selected, provided, and installed by SPS. Each Meter shall be tested and calibrated by SPS in accordance with its normal practices and as required under the applicable SPS tariff and/or rules and regulations on file with any regulatory body having jurisdiction (individually referred to herein as “SPS Tariff” or “SPS rules and regulations” or collectively referred to as the “SPS Tariff and/or rules and regulations”). If SPS determines that a Meter is incorrect or inaccurate, SPS shall either restore that Meter to an accurate condition or install a new Meter.

Customer shall have the right at any time to request SPS to test a Meter. If a Meter test made by SPS at Customer’s request discloses that the Meter is registering within the accuracy standards established by the American National Standards Institute, Inc. (“ANSI Standards”), Customer shall bear the expense of the test. The expense of all other tests shall be borne by SPS.

If any test establishes that a Meter is registering above or below the ANSI Standards, any resulting prior over- or under-billings will be addressed in accordance with the applicable SPS Tariff and/or rules and regulations.

For any period that a Meter fails to register, for billing purposes, it shall be assumed that consumption during that period was the same as consumption for a like period of like operation (to be agreed upon by the Parties), during which the Meter was in service and operating.

SPS shall cause the Meter to be read in accordance with all applicable rules of any regulatory body having jurisdiction and at intervals approximately thirty (30) days apart.

Section 7. Billings. SPS shall bill Customer monthly for all electric energy delivered to Customer under this Agreement. All billing by SPS shall be made under tariff Section No IV/Sheet No. IV - 173which is attached to this Agreement as Attachment A and tariff Section No. IV Sheet No. IV-98 which is attached this Agreement as an exhibit to Attachment B. The SPS Tariff may be amended, modified, replaced, or changed from time to time and such amended, modified, new or changed tariff applicable to this type of service will automatically replace the prior SPS Tariff. The Parties acknowledge that the SPS Tariff, at the time of the signing of this Agreement, is the most advantageous SPS Tariff available to Customer, based on information previously supplied to SPS by Customer.

Section 8. Modification. This Agreement may be modified to comply with the SPS Tariff and/or rules and regulations or any applicable rules, regulations, or orders of any regulatory body having jurisdiction, as they may be changed from time to time.

Section 9. Rights to Discontinue Service. SPS reserves the right at any time to discontinue service to Customer in accordance with the SPS Tariff and/or rules and regulations.

Section 10. Payment. Customer agrees to pay SPS monthly for electric energy delivered to Customer under this Agreement in accordance with the provisions of the applicable SPS Tariff and/or rules and regulations. SPS reserves the right to require from Customer a security deposit or another form of payment security in accordance with the rules and regulations of the regulatory body having jurisdiction or the SPS Tariff and/or rules and regulations.

Section 11. Installation. Customer shall provide a suitable place on and access to Customer’s property for SPS to install all equipment necessary for SPS to perform its obligations under this Agreement. Customer shall use reasonable diligence to protect all SPS equipment located on Customer’s property. Customer will furnish SPS with rights-of-way acceptable to SPS for the installation, maintenance, operation, repair, replacement, and removal of its equipment necessary to comply with its obligations under this Agreement.

Section 12. No Guarantee. SPS does not guarantee that the supply of electric energy to Customer will be free from interruptions or fluctuations. The Parties agree that interruptions or fluctuations of service under this Agreement shall not constitute a breach of this Agreement, and SPS shall not be liable to Customer for damages resulting from any interruptions or fluctuations. In the event of interruptions to service, SPS will restore service as soon as it can reasonably do so and will at all times attempt to supply continuous, uninterrupted service.

Section 13. Indemnity. SPS shall not be liable or responsible for, and shall be saved and held harmless by Customer from and against any and all claims and damages of any kind (including injury to or death of any person or persons and for damage to or loss of property), arising out of or attributed, directly or indirectly, to the supplying of electric energy to Customer under this Agreement, after such electric energy passes the point of delivery, which shall in this case be the point at which the customers line conductors attach to SPS insulators, irrespective of the legal theory upon which any claim or suit may be grounded, except to the extent such claims or damages are caused by the proven negligent acts of SPS.

Section 14. Additional Terms.

Section 15. Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

Section 16. Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the matters covered by this Agreement. No other agreement, statement, or promise made by either Party, or to any employee, officer, or agent of either Party, which is not contained in this Agreement, shall be binding or valid.

Section 17. Assignment. This Agreement may not be assigned by Customer without the prior written consent of SPS.

Section 18. Captions. The captions preceding the text of each Section of this Agreement are included only for convenience of reference and shall be disregarded in the construction of this Agreement.

SOUTHWESTERN PUBLIC SERVICE COMPANY		Your Choice B Inc

By:	/s/ James D. Lackey	By:	/s/ Pei Zhao
Name:	James D. Lackey	Name:	Pei Zhao
Its:	Director, Customer Relations - Xcel Energy SPS	Its:	Director
Date:	January 21, 2026	Date:	1/21/2026